Exhibit 10.22

SEVERANCE AGREEMENT AND GENERAL RELEASE

This General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between PQ Corporation, a Pennsylvania corporation (the “Company”) and Michael R. Boyce (the “Employee”) on August 31, 2017.

In consideration of the mutual promises and covenants contained herein and in the Employment Agreement by and between the Company and the Employee dated January 1, 2013 (the “Employment Agreement”), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1. Resignation/Retirement. Employee agrees to announce his retirement as Chairman of the Company’s Board at the adjournment of the December 2017 Board Meeting.

Section 2. Release and Waiver of Claims. Effective as set forth below, in consideration of the payments, benefits, and other considerations provided to the Employee under the Employment Agreement, the Employee, for the Employee and the Employee’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents, affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, employees, agents, parents, stockholders, representatives, and their successors and assigns (collectively, “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity the Employee ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of the Employee’s dealings with any Company Entity, including but not limited to any claims arising out of the Employee’s employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by the Employee other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Employee may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Employee of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act. The Employee hereby agrees never individually or with any person to file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against any Company Entity, with respect to any of the matters released by the Employee pursuant to this Section 1.

Section 3. Affirmations. Employee represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases. Employee further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Employee, except as provided under Section 5(b) of the Employment Agreement.

Employee affirms he has neither filed, nor caused or permitted to be filed, on his behalf any charge, complaint, proceeding or action before any administrative agency or court against Company, and that no such charge, complaint, proceeding or action exists to his knowledge. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 1 of this Agreement, Employee agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action.

Section 4. Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Employee is legally barred from releasing. Employee understands that the release does not include and the parties hereto expressly reserve; (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits under the Company’s plans, including but not limited to any pension or retirement account benefits; (iii) rights to payment under Section 5(b) of the Employment Agreement and (iv) any right to enforce the provisions of this Agreement.

Section 5. Release and Waiver of Claims Under the Age Discrimination in Employment Act. The Employee acknowledges that the Company has encouraged the Employee to consult with an attorney of the Employee’s choosing and, through this Agreement, encourages the Employee to consult with an attorney with respect to any possible claims the Employee may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 1 hereof. The Employee understands that by signing this Agreement the Employee is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 6. Waiting Period and Revocation Period. The Employee hereby acknowledges that the Company has informed the Employee that the Employee has up to forty-five (45) days to consider this Agreement and the Employee may knowingly and voluntarily waive that forty-five (45) day period by signing this Agreement earlier. The Employee also understands that the Employee shall have seven (7) days following the date on which the Employee signs this Agreement within which to revoke it by providing a written notice of revocation to the Company.

Section 7. Consideration. The Company Agrees to pay Employee the Consideration as outlined in his January 1, 2013 Employment Agreement, Section 5(b) Termination Without Cause or Termination for Good Reason, Subsections (b)(i), (ii), (iii) and (iv), and as confirmed in the Term Sheet attached hereto and incorporated herein as Exhibit “A”.

Section 8. Acceptance. To accept this Agreement, the Employee shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the forty-five (45) day period commencing on the date hereof, without extension of any kind (including by mutual agreement of the parties). This Agreement shall take effect on the eighth day following the Employee’s execution of this Agreement unless the Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

Section 9. Entire Agreement. Except as provided below, this Agreement constitutes the complete and final agreement between the parties with respect to Employee’s employment and termination thereof, and except for Sections 7, 8, 9, 10, 12, 14, and Section 15-subsections 15 (a), (d), (e), (f), (h), (i), (j), (k), (l), (m), (n) and (o) of Employee’s January 1, 2013 Employment Agreement and those provisions as specifically provided herein, this Agreement shall supersede and replace all prior written or oral agreements or understandings between the parties hereto in all respects effective as of the date hereof, contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Employee has executed this Severance Agreement and General Release.

PQ Corporation

By: /s/ William J Sichko Jr	Date: August 31, 2017
Name: William J Sichko Jr
Title: Chief Administrative Officer

/s/ Michael R. Boyce	Date: 8/31/17
Michael R. Boyce

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